Exhibit 99.1

NEWS RELEASE

Contact:	Allan Harris	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces First Quarter 2008 Results

Revenue Increase of 19.1%

Improving Full Year Outlook

ORANGE COUNTY, California, April 30, 2008 – Beckman Coulter, Inc. (NYSE:BEC), a leading provider of products that simplify, automate and innovate biomedical testing, today announced first quarter ended March 31, 2008 results. Total revenue of $730.5 million rose 19.1% over first quarter 2007. In constant currency, revenue rose 14.5%. Net earnings grew 15.6% to $42.9 million, or $0.67 per fully diluted share. Adjusting for special items, net earnings were $44.0 million, or $0.68 per fully diluted share, an increase of 4.6% over prior year quarter (See “Non-GAAP Financial Measures.”)

	Quarter Ended March 31
	2008	2007	% Chg
Reported Results (in millions)
Revenue	$730.5	$613.6	19.1%
Net Earnings	$42.9	$37.1	15.6%
Earnings per Diluted Share	$0.67	$0.59	13.6%

Adjusted Results Excluding Special Items
Earnings per Diluted Share	$0.68	$0.65	4.6%

See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

Scott Garrett, chairman, president and chief executive officer, said, “First quarter sales were very encouraging. Sales to both Clinical Diagnostics and Life Sciences customers grew well above market at double-digit rates. Revenue mix favored lower-margin instrumentation and emerging markets. Although the heavy sales of instrumentation is unfavorable in the short-term from a mix and margin perspective, the anticipated recurring revenue supports achievement of our growth and earnings goals. We also made significant progress integrating our recent flow cytometry acquisition and funded key development programs.”

Total revenue from clinical diagnostics customers increased 19.2% over prior year quarter, or 14.8% in constant currency. Within Clinical Diagnostics, Immunoassay was up more than 23% and autochemistry was up 16%. Cellular was up more than 19%, with the flow cytometry products acquired from Dako contributing 3.1% to this growth. Clinical automation continued its momentum in the market growing almost 28% in the quarter. (See Revenue by Segment summary. Segments have been realigned to provide more visibility of Clinical Diagnostics and Life Sciences businesses.)

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Beckman Coulter	Page 2 of 17

Revenue from life sciences customers increased 18.3% when compared to prior year, or 12.8% in constant currency. Increased demand in centrifugation and life sciences automation contributed to this growth, each up over 20%.

Recurring revenue continued its steady growth, increasing nearly 13% to $574.9 million, or 78.7% of total revenue. Above-market growth in Immunoassay continued with recurring revenue in Access-family Immunoassay up 22.4%, or 17.5% in constant currency.

Cash instrument sales were up considerably in the period, increasing $51.7 million over prior year quarter. China, India and emerging markets, where instrument sales doubled in the period, contributed to this increase. Heightened instrument sales in Cellular, up 50% in the quarter, were driven in part by an increase in production, helping the company to overcome a previously disclosed supply chain disruption. Life Sciences instrument revenue increased 29% compared to a weak prior year quarter.

On a geographic basis, first quarter revenue in the United States increased 10.7%. In constant currency, international revenue grew 19.1%, driven by an increase of more than 50% in China and other emerging markets, versus first quarter 2007.

Exceptionally strong instrument placements resulted in a product mix that decreased gross profit margin by 260 basis points to 45.9%. Greater service expense, associated with the significant increase in instrument shipments, also reduced the overall gross profit margin.

Total operating expense, including operating costs from the flow cytometry acquisition, was $267 million, or 36.6% of sales, down from 39.1% of sales in the prior year quarter. In total, the acquisition trimmed earnings per share by approximately $0.04 in the quarter.

Operating income for the quarter was $68.3 million, up 19.2% over first quarter 2007. Adjusted operating income grew 9.0% to $70.0 million, and adjusted operating income margin decreased from 10.5% to 9.6%, due entirely to the gross profit margin decrease in the quarter. (See “Non-GAAP Financial Measures.”)

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Beckman Coulter	Page 3 of 17

The effective tax rate in the quarter was 24.3%, as compared to 21.6% in prior year quarter. The increase in tax rate is due to higher favorable discrete items in the first quarter of 2007 mainly for adjustments of prior years’ taxes, as compared to the first quarter 2008 discrete items. Net earnings grew 15.6% to $42.9 million or $0.67 per fully diluted share. Adjusting for special items, fully diluted earnings per share were $0.68. (See “Non-GAAP Financial Measures.”)

Garrett stated, “Heavy instrument placements in the quarter give us increased confidence in our company’s growth potential going forward. We made considerable gains in market share, extending our installed base in Clinical Diagnostics and Life Sciences. Positive placement trends for our high-volume Immunoassay and workcell products were particularly encouraging. In the first quarter, we launched the second of our five planned workcells, and we remain on schedule to launch our next generation hematology system, the DxH, in the second half of 2008. The product portfolio acquired from Dako furthers our capability in the research flow cytometry market. These new products extend our unparalleled range of industry-leading instrument systems and should help us to continue to expand our installed base.”

Recent Developments

•

Launched the UniCel DxC 880i, an integrated workcell that consolidates chemistry and immunoassay testing for high-volume laboratories. This latest addition to the company’s workcell family combines Beckman Coulter’s market-leading chemistry system, the UniCel DxC 800, and the industry’s highest-throughput immunoassay system, the UniCel DxI 800.

•	Named Scott Garrett, president and chief executive officer, to the additional post of chairman of the board, effective April 24, 2008.

•	Named Betty Woods, the company’s previous non-executive chairman, as lead independent director, effective April 24, 2008.

•	Announced that the company’s Board of Directors authorized the repurchase of up to 2.5 million shares of the company’s outstanding common stock.

•	Declared a $0.17 per share quarterly cash dividend payable on May 23, 2008 to all stockholders of record on May 9, 2008. This payout represents the 76th consecutive, quarterly payout of dividends.

•

Entered into an agreement with Siemens Healthcare Diagnostics for sublicenses of certain rights relating to testing for the hepatitis C virus (HCV). Under the agreement, Beckman Coulter can develop, manufacture and sell a quantitative viral load HCV blood test for use on the company’s molecular diagnostic instrument, which is in development.

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Beckman Coulter	Page 4 of 17

Full Year Outlook

Garrett concluded, “We are improving our full year outlook based on our first quarter performance. Assuming stable currency, full year revenue growth should be in the range of 11% to 13%. We expect 2008 operating income margin to be 12% to 12.5%. The outlook for non-operating expense is approximately $12 to $13 million per quarter. Pretax profit growth should be 12% to 15%, with a tax rate between 29% and 30%. We are raising the low end of our outlook for earnings per diluted share. Consequently, we expect our EPS to be between $3.55 and $3.65 based on a share count of 64.5 million. EBITDA for the full year 2008 should be $580 to $630 million. Capital expenditures are expected to be $290 to $310 million, and depreciation and amortization should be between $240 and $260 million.

“We’re encouraged by the progress our company is making in 2008. We continue to significantly outperform the market in clinical diagnostics with strength in consultative selling, responsive service and innovative automation leadership. Clearly, we are making the improvements and investments necessary to achieve our revenue and earnings goals,” he said.

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday, April 30, 2008 at 8:30 am EST to discuss the first quarter ended March 31, 2008 results. The call will be webcast live and is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived on both websites for future on-demand replay through Friday, May 30, 2008.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 78% of the company’s 2007 revenue of $2.76 billion. For more information, visit www.beckmancoulter.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include without limitation information regarding the company’s expectations, goals or intentions regarding the future, including without limitation statements regarding the company’s anticipated recurring revenue growth (and that such growth will support future growth and earnings goals), expectations on earnings growth (and that such growth will be in line with the company’s objectives), potential or planned investment in future growth vehicles, the full year outlook for the company’s tax rate, earnings and per share objectives, heavy instrument placements relative to the company’s future growth potential, growth outside the United States (and that such growth will support the company’s long-term growth prospects), timing for the launch of the company’s next generation hematology system, the company’s expectations on expanding its installed base, and that the company’s products in the Flow Cytometry market are industry-leading and have an unparalleled range, and statements under the heading “Full Year Outlook,” including expectations for revenue growth, non-operating expense, pretax profit growth, tax rate, earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), capital expenditures, special items that may occur and depreciation and amortization. The outlook provided is based on fiscal year ended 2007 and first quarter 2008 adjusted results and does not include special items that may occur in 2008.

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Beckman Coulter	Page 5 of 17

This press release contains the company’s unaudited financial results for the first quarter of 2008. These results may change as a result of further review by the company’s independent accountants and management. The completion of the review of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final first quarter results will be provided in the company’s quarterly report to the SEC on Form 10-Q.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the Company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to market demand for the Company’s new and existing products and its ability to increase revenues; the Company’s ability to maintain operating expenses within anticipated levels; the Company’s ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; the Company’s ability to attract and retain qualified personnel; successful development and introduction of new products; the Company’s ability to successfully integrate acquired businesses and realize the anticipated benefits from such acquisitions; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in customers’ inventory levels and inventory management practices; product defects; intellectual property infringement claims by others and the ability to protect the company’s intellectual property; competition; litigation; financial community and rating agency perceptions of the Company; changes in laws and regulations, including increased taxes; regulation, economic, credit and capital market conditions; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 29, 2008. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as may be required by the federal securities laws.

Changes in Presentation

In connection with the preparation of the Consolidated Financial Statements for the year ended December 31, 2007, management determined that the amounts previously reported on our consolidated statements of cash flows for additions to property, plant and equipment, changes in inventories, long-term lease receivables and other and depreciation and amortization expense were incorrect due to inadvertent errors in summarizing these amounts. These immaterial errors resulted in an overstatement of cash flows provided by operating activities, with an equal overstatement of cash flows used in investing activities, but had no effect on our Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Earnings as presented in our Form 10-Q for the quarter ended March 31, 2007. The amounts presented in the Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2007, have been restated to correct these immaterial errors, as set forth in the following table:

	Previously Reported	restated
Depreciation and amortization	$54.6	$48.5
Change in inventories	(27.0)	(33.3)
Change in long-term lease receivables	4.9	4.0
Change in other	(3.1)	(2.2)
Net cash provided by operating activities	82.5	70.1
Additions to property, plant and equipment	(76.9)	(64.5)
Net cash used in investing activities	(87.7)	(75.3)

Change in Accounting for Convertible Debt Securities

Under a soon to be released Financial Accounting Standards Board (“FASB”) Staff Position, convertible debt securities that may be settled in cash, including partial cash settlement, would be separated into debt and equity components. Interest expense will be recorded based upon the market rate at the date of issuance. This change in methodology, which will become effective for us as of the beginning of 2009, will be applied retrospectively to previously issued convertible debt instruments as well as to new instruments. The adoption of this new accounting rule is estimated to increase our 2008 and 2007 non-cash interest expense by approximately $13 million, resulting in a reduction of our diluted earning per share by approximately $0.13 in 2008 and $0.12 in 2007.

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Beckman Coulter	Page 6 of 17

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarters ended March 31, 2008 and 2007 and with respect to Outlook for 2008. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings” and related “adjusted diluted earnings per share,” “EBITDA,” “adjusted EBITDA” and “constant currency growth.” The company also provided its outlook for 2008 for “adjusted operating margin,” “adjusted pretax profit growth,” “adjusted tax rate” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative for GAAP.

Adjusted operating income excludes the impact of charges or write-offs associated with acquisitions, restructuring, or relocations in connection with our supply chain improvement initiatives and other operating income and expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to incur costs for its supply chain initiatives in 2008 and 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect of the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating income margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating income margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

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Beckman Coulter	Page 7 of 17

Our Outlook for 2008 adjusted operating income, adjusted pretax profit growth, adjusted tax rate, adjusted net earnings, adjusted net earnings per share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, restructuring, including relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to incur costs for its supply chain initiatives in 2008 and 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect of the ongoing performance of the core business. The company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2008, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring expenses – In January 2007, as part of our previously announced strategic supply chain management initiative, we announced the closure and relocation of certain manufacturing and distribution sites, mainly in the United States. In connection with these closures and relocations, we recorded net charges related to severance and other costs of $0.7 million (includes net gain of $2.6 million on sale of property located in Hialeah, Florida) and $6.9 million in the first quarter of 2008 and 2007, respectively.

b)	Fair market value inventory adjustment – In connection with our acquisition of the flow cytometry business of Dako A/S, we recorded a $1.0 million charge related to the fair value of acquired inventory sold in the first quarter.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Product revenue	$618.3	$512.4
Service revenue	112.2	101.2

Total revenue	730.5	613.6

Cost of goods sold	308.2	243.8
Cost of service	87.0	72.4

Total cost of sales	395.2	316.2

Gross profit	335.3	297.4

Operating costs and expenses
Selling, general and administrative	203.6	175.4
Research and development	62.7	57.8
Restructuring	0.7	6.9

Total operating costs and expenses	267.0	240.1

Operating income	68.3	57.3

Non-operating (income) expense
Interest income	(2.6)	(4.6)
Interest expense	9.0	12.4
Other, net	5.2	2.2

Total non-operating expense	11.6	10.0

Earnings before income taxes	56.7	47.3
Income taxes	13.8	10.2

Net earnings	$42.9	$37.1

Basic earnings per share	$0.68	$0.60
Diluted earnings per share	$0.67	$0.59
Weighted average number of shares outstanding (in thousands)
Basic	63,042	61,848
Diluted	64,498	63,376

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2008	December 31, 2007

Assets
Current assets
Cash and cash equivalents	$70.5	$83.0
Trade and other receivables, net	732.4	726.5
Inventories	571.1	523.9
Deferred income taxes	76.4	79.2
Prepaids and other current assets	75.8	75.5

Total current assets	1,526.2	1,488.1
Property, plant and equipment, net	896.6	867.4
Goodwill	695.6	707.4
Other intangible assets, net	418.5	418.4
Other assets	103.6	113.0

Total assets	$3,640.5	$3,594.3

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$240.7	$224.8
Accrued expenses	388.4	438.2
Income taxes payable	25.1	32.0
Notes payable	55.4	89.4
Current maturities of long-term debt	14.0	12.8

Total current liabilities	723.6	797.2
Long-term debt, less current maturities	919.9	888.6
Deferred income taxes	78.2	73.4
Other liabilities	372.6	393.4

Total liabilities	2,094.3	2,152.6

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6.9	6.8
Additional paid-in capital	533.2	519.3
Retained earnings	1,278.7	1,246.2
Accumulated other comprehensive income (loss)	33.1	(12.8)
Treasury stock, at cost	(305.7)	(317.8)
Common stock held in grantor trust, at cost	(18.6)	(17.8)
Grantor trust liability	18.6	17.8

Total stockholders’ equity	1,546.2	1,441.7

Total liabilities and stockholders’ equity	$3,640.5	$3,594.3

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	restated 2007
Cash flows from operating activities
Net earnings	$42.9	$37.1
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	59.2	48.5
Provision for doubtful accounts receivable	1.0	2.0
Share-based compensation expense	9.5	6.1
Tax benefits from exercises of share-based payment awards	2.3	9.4
Excess tax benefits from share-based payment transactions	(2.3)	(8.8)
Gain on sale of building and land	(2.6)	—
Deferred income taxes	4.2	(1.3)
Changes in assets and liabilities
Trade and other receivables	15.0	37.3
Inventories	(31.5)	(33.3)
Accounts payable and accrued expenses	(38.6)	(12.1)
Income taxes payable	(7.3)	(16.6)
Long-term lease receivables	2.3	4.0
Other	8.0	(2.2)

Net cash provided by operating activities	62.1	70.1

Cash flows from investing activities
Additions to property, plant and equipment	(65.0)	(64.5)
Proceeds from sale of building and land	3.0	—
Payments for business acquisitions and technology licenses	(14.2)	(10.8)

Net cash used in investing activities	(76.2)	(75.3)

Cash flows from financing activities
Dividends to stockholders	(10.5)	(10.2)
Proceeds from issuance of stock	13.8	27.7
Repurchase of common stock held in grantor trust	(0.9)	(0.7)
Excess tax benefits from share-based payment transactions	2.3	8.8
Debt borrowings, net	28.4	(0.5)
Debt repayments	(35.0)	(6.0)
Debt acquisition costs	—	(0.3)

Net cash (used in) provided by financing activities	(1.9)	18.8

Effect of exchange rates on cash and cash equivalents	3.5	0.5

Change in cash and cash equivalents	(12.5)	14.1
Cash and cash equivalents-beginning of period	83.0	75.2

Cash and cash equivalents-end of period	$70.5	$89.3

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BECKMAN COULTER, INC

REVENUE BY SEGMENT

(in millions)

(unaudited)

	Three Months Ended March 31,		Reported Growth %	Constant Currency Growth % *
	2008	2007
Clinical Diagnostics
Chemistry and Clinical Automation	$215.6	$183.9	17.2%	12.9%
Cellular	231.5	194.4	19.1%	14.7%
Immunoassay and Molecular Diagnostics	172.9	141.9	21.8%	17.4%

Total Clinical Diagnostics	620.0	520.2	19.2%	14.8%
Life Sciences	110.5	93.4	18.3%	12.8%

Total revenue	$730.5	$613.6	19.1%	14.5%

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Clinical Diagnostics
Chemistry and Clinical Automation	$183.9	$205.0	$196.5	$229.9	$815.3
Cellular	194.4	208.3	203.0	235.2	840.9
Immunoassay and Molecular Diagnostics	141.9	159.7	159.6	165.9	627.1

Total Clinical Diagnostics	520.2	573.0	559.1	631.0	2,283.3

Life Sciences	93.4	116.7	109.9	158.0	478.0

Total revenue	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Clinical Diagnostics
Chemistry and Clinical Automation	$163.9	$175.3	$180.9	$196.1	$716.2
Cellular	184.0	196.6	202.8	223.0	806.4
Immunoassay and Molecular Diagnostics	119.4	131.2	127.4	140.4	518.4

Total Clinical Diagnostics	467.3	503.1	511.1	559.5	2,041.0

Life Sciences	101.7	113.2	120.1	152.5	487.5

Total revenue	$569.0	$616.3	$631.2	$712.0	$2,528.5

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Autochemistry

•	Protein and rapid test products

•	Clinical Automation

Cellular includes:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay and Molecular Diagnostics includes:

•	All immunoassay products

•	Molecular diagnostics products

Life Sciences

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

*	Constant currency growth as presented herein represents:

Current period constant currency revenue less prior year reported revenue

Prior year reported revenue

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BECKMAN COULTER, INC

REVENUE BY GEOGRAPHY

(in millions)

(unaudited)

	Three Months Ended March 31,		Reported Growth %	Constant Currency Growth %
	2008	2007
Revenue by geography:
United States	$367.3	$331.9	10.7%	10.7%
International	363.2	281.7	28.9%	19.1%

Total revenue	$730.5	$613.6	19.1%	14.5%

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BECKMAN COULTER, INC

SALES MIX

(in millions)

(unaudited)

	Three Months Ended March 31,		Reported Growth %
	2008	2007
Cash instrument sales	$155.6	$103.9	49.8%
Recurring revenue	574.9	509.7	12.8%

Total revenue	$730.5	$613.6	19.1%

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
GAAP operating income	$68.3	$57.3
Reconciling items*:
Restructuring expenses (a)	0.7	6.9
Fair market value inventory adjustment (b)	1.0	—

Adjusted operating income	$70.0	$64.2

GAAP operating margin	9.3%	9.3%
Impact of adjustments	0.3%	1.2%

Adjusted operating margin	9.6%	10.5%

*See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

(in millions, except amounts per share)

(unaudited)

	Three Months Ended March 31,
	2008		2007
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$42.9	$0.67	$37.1	$0.59

Reconciling items*:
Restructuring expenses (a)	0.7	0.01	6.9	0.10
Fair market value inventory adjustment (b)	1.0	0.01	—	—
Adjustment for income taxes	(0.6)	(0.01)	(2.6)	(0.04)

Adjusted net earnings	$44.0	$0.68	$41.4	$0.65

*See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
GAAP net earnings	$42.9	$37.1
Income taxes	13.8	10.2
Interest expense	9.0	12.4
Depreciation and amortization	59.2	48.5

EBITDA	124.9	108.2

Reconciling items*:
Restructuring expenses (a)	0.7	6.9
Fair market value inventory adjustment (b)	1.0	—

Adjusted EBITDA	$126.6	$115.1

*See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
GAAP tax rate	24.3%	21.6%
Reconciling items*:
Restructuring expenses (a)	0.1%	2.0%
Fair market value inventory adjustment (b)	0.3%	—

Adjusted tax rate	24.7%	23.6%

*See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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